Exhibit 99.1

Editorial Contact:	Investor Contact:
Mary Catherine Bassett	Jane Underwood
marycatherine_bassett@securecomputing.com	jane_underwood@securecomputing.com
678-904-3681	408-979-6186

Secure Computing Reports Strong Fourth Quarter 2006 Results

Company Achieves Record Billings with Strong Sequential Growth

SAN JOSE, Calif., February 1, 2007 – Secure Computing Corporation (Nasdaq:SCUR), a leading enterprise gateway security company, today announced record billings of $77.5 million in the fourth quarter and GAAP revenue of $51.6 million for the quarter. This represents a 71% increase in revenue compared to $30.2 million in the same quarter last year. Fourth quarter non-GAAP revenue was $63.2 million. This represents a 109% increase compared to the same quarter last year. On a GAAP basis, net loss was $27.4 million or $0.44 per share. Fourth quarter non-GAAP net income was $5.3 million or $0.07 per fully-diluted share.

“The fourth quarter was exceptional with all product lines meeting or beating their targets,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “In 2005 we embarked on a strategy to significantly increase our presence in the industry and to define and become the leader in the enterprise gateway security market. The bold move of acquiring two sizable companies in 2006, has laid a strong foundation for our Company. The results we announced today are a clear indicator that we’re on target and our customers and partners are endorsing our strategy.”

Fourth Quarter Financial Highlights:

•

Record billings for the fourth quarter were $77.5 million. This represents a 150% increase compared to $31.0 million in the same quarter last year and a 26% increase compared to billings of $61.6 million in the prior quarter.

•

GAAP revenue for the fourth quarter was $51.6 million. This represents a 71% increase compared to $30.2 million in the same quarter last year and an 18% increase compared to revenue of $43.7 million in the prior quarter. Non-GAAP revenue for the quarter was $63.2 million. This represents a 109% increase compared to the same quarter last year and a 30% increase compared to non-GAAP revenue of $48.7 million in the prior quarter.

•

GAAP gross profit in the fourth quarter was 70% of revenue or $36.1 million. Non-GAAP gross profit in the fourth quarter was 75% of revenue or $47.2 million. These non-GAAP results compare to 75% of revenue, or $22.2 million, in the year ago quarter and 76% of revenue, or $37.0 million, in the prior quarter.

•

GAAP fourth quarter operating expenses were $45.6 million, or 88% of revenue. Non-GAAP operating expenses for the quarter were $38.6 million or 61% of revenue. These non-GAAP results compare to 55% of revenue in the year ago quarter and 64% in the prior quarter.

•

GAAP operating loss for the fourth quarter was $9.5 million. Fourth quarter non-GAAP operating income was $8.6 million or 14% of revenue, compared to 21% in the same quarter last year and 12% in the prior quarter.

•

GAAP net loss for the fourth quarter was $27.4 million or $0.44 per share. Fourth quarter non-GAAP net income was $5.3 million or $0.07 per fully-diluted share, compared to non-GAAP net income of $6.7 million, or $0.17 per fully diluted share in the same quarter last year.

•	Deferred revenue increased $27.1 million, or 28%, bringing the total deferred revenue balance to $122.3 million at the end of December.

•

Days sales outstanding (DSOs) were 111 days. As we have experienced in previous quarters, the change in DSOs correlates to the change in deferred revenue. Excluding the impact of the increase in deferred revenue, DSOs were 64 days.

•	Cash and investments were $8.7 million at December 31, 2006. Cash generated from operations in the quarter was $10.1 million.

“I believe our performance in the fourth quarter highlights our team’s ability to effectively execute throughout the organization,” said Tim Steinkopf, senior vice president of operations and chief financial officer. “Billings, non-GAAP revenue and earnings per share all significantly exceeded our expectations. With the CyberGuard integration complete and the vast majority of the CipherTrust integration now behind us, we believe we are well positioned for a strong 2007.”

About Secure Computing

Secure Computing (Nasdaq: SCUR - News), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half of the Fortune 50 and Fortune 500 are part of our more than 19,000 global customers in 106 countries, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http:/www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on March 15, 2007, until publication of a press release regarding the first quarter 2007 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook section are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the first quarter of 2007 billings are expected to be in the range of $68 to $70 million. On a GAAP basis, revenues are expected to be between $49 and $51 million and GAAP net loss, before the impact of any NOL utilization on tax expense, is expected to be $13.0 to $14.0 million.

On a non-GAAP basis for the first quarter of 2007, revenues are expected to be between $59 and $61 million and non-GAAP income is expected to be between $2.0 and $3.0 million, or $0.03 and $0.04 per fully diluted share assuming a fully diluted weighted average count of approximately 72.5 million.

We expect to generate cash from operations of approximately $12.0 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

Use of Non-GAAP Financial Measures

Secure Computing provides financial statements that are prepared in accordance with GAAP. In addition, this press release also provides financial measures of results of operations that are not calculated in accordance with GAAP. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. Management also believes that these non-GAAP financial measures enhance the investors’ ability to evaluate the company’s operating results and to compare current operating results to historical operating results. A reconciliation of the GAAP to non-GAAP financial measures for the fourth quarter and year to date, along with the use and economic substance of each non-GAAP financial measure, are provided at the end of this press release.

Condensed Statement of Operations

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Products	$33,858	$22,374	$115,628	$79,339
Services	17,728	7,860	61,069	29,836

Total revenues	51,586	30,234	176,697	109,175

Cost of revenues:
Products	8,922	6,217	31,540	16,876
Services	3,758	1,280	11,756	5,173
Amortization of purchased intangibles	2,837	—	5,862	—

	15,517	7,497	49,158	22,049
Gross profit	36,069	22,737	127,539	87,126

Operating expenses:
Selling and marketing	27,177	10,515	84,505	42,309
Research and development	10,519	4,162	34,073	16,781
General and administrative	4,222	1,879	13,608	7,189
Amortization of purchased intangibles	3,636	101	10,626	496
Litigation settlement	—	—	2,500	—

	45,554	16,657	145,312	66,775

Operating (loss)/income	(9,485)	6,080	(17,773)	20,351

Other (expense)/income	(2,522)	679	(120)	1,631

(Loss)/income before tax	(12,007)	6,759	(17,893)	21,982
Income tax (expense)/benefit	(15,416)	(185)	(9,505)	(608)

Net (loss)/income	$(27,423)	$6,574	$(27,398)	$21,374

Preferred stock accretion	(897)	—	(3,550)	—
Charge from beneficial conversion of preferred stock	—	—	(12,603)	—

Net (loss)/income applicable to common shareholders	$(28,320)	$6,574	(43,551)	$21,374

Basic (loss)/earnings per share	$(0.44)	$0.18	$(0.76)	$0.59

Weighted average shares outstanding - basic	64,594	36,876	57,010	36,338

Diluted (loss)/earnings per share	$(0.44)	$0.17	$(0.76)	$0.57

Weighted average shares outstanding - diluted	64,594	38,728	57,010	37,709

Condensed Consolidated Balance Sheets

Subject to Reclassification

(In thousands)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Cash and cash equivalents	$8,249	$50,039
Investments	457	31,140
Accounts receivable, net	63,637	29,795
Inventory, net	4,078	2,174
Deferred income taxes	—	3,604
Other current assets	13,948	4,869

Total current assets	90,369	121,621

Property and equipment, net	14,300	3,841
Goodwill	533,658	39,230
Intangibles, net	78,388	1,814
Other assets	7,413	5,257

Total assets	$724,128	$171,763

Liabilities and stockholders’ equity
Accounts payable	12,442	2,997
Accrued payroll	12,035	4,690
Accrued expenses	6,365	2,377
Acquisition reserves	1,418	389
Deferred revenue	86,612	29,097
Current portion of long-term debt	900	—

Total current liabilities	119,772	39,550

Acquisition reserve, net of current portion	1,591	364
Deferred revenue, net of current portion	35,671	9,966
Deferred tax liability	7,672	—
Debt, net of current portion	84,123	—

Total liabilities	248,829	49,880

Convertible preferred stock	65,558	—

Stockholders’ equity
Common stock	651	370
Additional paid-in capital	538,616	205,970
Accumulated deficit	(127,248)	(83,698)
Accumulated other comprehensive loss	(2,278)	(759)

Total stockholders’ equity	409,741	121,883

Total liabilities and stockholders’ equity	$724,128	$171,763

Condensed Consolidated Statement of Cash Flows

Subject to Reclassification

(Unaudited, in thousands)

	Twelve months ended December 31,
	2006	2005
Operating activities
Net (loss)/income	$(27,398)	$21,374

Adjustments to reconcile net (loss)/income from continuing operations to net cash provided by operating activities:
Depreciation	4,554	2,214
Amortization of intangible assets	17,011	881
Loss on disposals of property and equipment and intangible assets	999	486
Amortization of debt fees	155	—
Utilization of acquired NOL	302	—
Deferred income taxes	8,184	—
Share-based compensation	10,556	—

Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(12,112)	(9,532)
Inventories	161	621
Other current assets	(38)	619
Accounts payable	5,300	419
Accrued payroll	3,076	630
Accrued expenses	(4,263)	845
Acquisition reserves	(14,297)	(619)
Deferred revenue	43,933	9,616

Net cash provided by operating activities	36,123	27,554

Investing activities
Proceeds from sales/maturities of investments	46,434	13,193
Purchases of investments	(15,406)	(29,921)
Purchase of property and equipment, net	(11,841)	(2,496)
Increase in intangibles and other assets, excluding effects of acquisitions	(1,785)	(4,867)
Cash paid for business acquisitions, net of cash acquired	(256,743)	—

Net cash used for investing activities	(239,341)	(24,091)

Financing activities
Proceeds from revolving debt	8,500	—
Proceeds from long-term debt, net of transaction fees	86,868	—
Proceeds from issuance of preferred stock and warrant, net of transaction fees	69,945	—
Proceeds from issuance of common stock	8,144	8,738
Repayments of long-term debt and revolver	(10,500)	—

Net cash provided by financing activities	162,957	8,738

Effect of exchange rates	(1,529)	(61)

Net (decrease)/increase in cash and cash equivalents	(41,790)	12,140
Cash and cash equivalents, beginning of period	50,039	37,899

Cash and cash equivalents, end of period	$8,249	$50,039

Reconciliation of Consolidated GAAP Financial

Measures to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

			Three Months Ended December 31,		Twelve Months Ended December 31,
			2006	2005	2006	2005
NET REVENUES:
GAAP net revenues			$51,586	$30,234	$176,697	$109,175
Fair value adjustment to CipherTrust deferred revenue	(A	)	3,798	—	5,187	—
VSOE adjustment to CipherTrust product revenue	(B	)	7,793	—	11,342	—

Non-GAAP net revenues			$63,177	$30,234	$193,226	$109,175

GROSS PROFIT:
GAAP gross profit			$36,069	$22,737	$127,539	$87,126
Fair value adjustment to CipherTrust deferred revenue	(A	)	2,659	—	3,700	—
VSOE adjustment to CipherTrust product revenue	(B	)	5,455	—	8,110	—
Stock-based compensation	(C	)	223	—	923	—
Amortization of acquired intangible assets	(D	)	2,837	—	5,862	—

Non-GAAP gross profit			$47,243	$22,737	$146,134	$87,126

OPERATING EXPENSES:
GAAP operating expenses			$45,554	$16,657	$145,312	$66,775
Stock-based compensation	(C	)	(3,314)	—	(9,633)	—
Amortization of acquired intangible assets	(D	)	(3,636)	(101)	(10,626)	(496)
One-time expenses and write-offs	(E	)	—	—	(2,575)	—
Litigation settlement	(F	)	—	—	(2,500)	—

Non-GAAP operating expenses			$38,604	$16,556	$119,978	$66,279

OPERATING (LOSS)/INCOME:
GAAP operating (loss)/income			$(9,485)	$6,080	$(17,773)	$20,351
Fair value adjustment to CipherTrust deferred revenue	(A	)	2,659	—	3,700	—
VSOE adjustment to CipherTrust product revenue	(B	)	5,455	—	8,110	—
Stock-based compensation	(C	)	3,537	—	10,556	—
Amortization of acquired intangible assets	(D	)	6,473	101	16,488	496
One-time expenses and write-offs	(E	)	—	—	2,575	—
Litigation settlement	(F	)	—	—	2,500	—

Non-GAAP operating income			$8,639	$6,181	$26,156	$20,847

NET (LOSS)/INCOME:
GAAP net (loss)/income			$(27,423)	$6,574	$(27,398)	$21,374
Fair value adjustment to CipherTrust deferred revenue	(A	)	2,659	—	3,700	—
VSOE adjustment to CipherTrust product revenue	(B	)	5,455	—	8,110	—
Stock-based compensation	(C	)	3,537	—	10,556	—
Amortization of acquired intangible assets	(D	)	6,473	101	16,488	496
One-time expenses and write-offs	(E	)	—	—	2,575	—
Litigation settlement	(F	)	—	—	2,500	—
Non-cash tax expense	(G	)	14,579	—	8,184	—

Non-GAAP net income			$5,280	$6,675	$24,715	$21,870

WEIGHTED AVERAGE SHARES OUTSTANDING:
Weighted average shares outstanding - basic			64,594	36,876	57,010	36,338
Common stock equivalents	(H	)	1,145	1,852	1,119	1,371
Preferred stock as-if converted to common stock	(I	)	5,764	—	5,551	—

Shares used to compute net income per share - diluted			71,503	38,728	63,680	37,709

Non-GAAP net income per share - diluted	(J	)	$0.07	$0.17	$0.39	$0.58

Reconciliation of Projected GAAP Financial

Measure to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

		Three Months Ended March 31, 2007
REVENUES:
GAAP revenue range		$49,000	-	$51,000
Fair value adjustment to CipherTrust deferred revenue – projected	(A)			2,800
VSOE adjustments to CipherTrust product revenue – projected	(B)			7,200

Non-GAAP revenue range		$59,000	-	$61,000

(LOSS)/INCOME BEFORE TAX IMPACT OF NOL UTILIZATION
GAAP (loss) before taxes		$(14,000)		$(13,000)
Fair value adjustment to CipherTrust deferred revenue – projected	(A)			1,960
VSOE adjustments to CipherTrust product revenue – projected	(B)			5,040
Stock-based compensation – projected	(C)			4,000
Amortization of acquired intangibles – projected	(D)			5,000

Non-GAAP income before tax impact of NOL utilization		$2,000	-	$3,000

Shares used to compute income per share		72,500		72,500

Non-GAAP income per share		$0.03		$0.04

Our management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. We believe that presentation of the non-GAAP financial measures presented above is useful to an investors’ ability to evaluate the company’s operating results from management’s perspective and to compare current operating results to historical operating results. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in our industry that supplement their GAAP results with non-GAAP financial measures that are calculated in a similar manner. Our management adjusts for each of the items noted above, for the reasons described below.

(A) Fair value adjustment to CipherTrust deferred revenue. Non-GAAP revenues and gross profit include revenues and costs associated with CipherTrust deferred revenue and deferred costs that were excluded from GAAP revenue and gross profit as a result of purchase accounting adjustments to fair value. In our non-GAAP measures we have included these revenues and costs because we believe they are most reflective of our ongoing operating results and are useful for comparisons to historical operating performance. We further believe the impact of these purchase accounting adjustments will become immaterial in the near-term.

(B) VSOE adjustment to CipherTrust product revenue. GAAP revenue and gross profit is negatively impacted by CipherTrust product billings that were deferred because we were unable to establish VSOE of fair value of the undelivered elements that were sold with the product. Non-GAAP revenues and gross profit presented above have been adjusted to include revenues and gross profits that would have been reported, had we been able to establish VSOE of fair value of the undelivered elements that were sold with CipherTrust product billings. We believe these adjustments are most reflective of our ongoing operations in the current period and are useful for comparisons to historical operating performance. We further believe the impact of this item on our GAAP revenues and gross profit will become immaterial in the near-term.

(C) Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, and employee stock purchase plan determined in accordance with SFAS 123(R), which was effective for Secure as of January 1, 2006. We exclude these stock-based compensation expenses when we review our operating performance because they represent compensation expense in the form of equity, rather than cash, and are not indicative of how we view our historical and prospective operational performance.

Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three and twelve months ended December 31, 2006 and 2005, stock-based compensation was allocated as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cost of revenues	$223	$—	$923	$—
Selling and marketing	1,927	—	5,255	—
Research and development	917	—	2,542	—
General and administrative	470	—	1,836	—

Total stock-based compensation expense	$3,537	$—	$10,556	$—

(D) Amortization of acquired intangible assets. The amounts recorded as amortization of acquired intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses when we review our operating performance because we believe, that although these assets contribute to our revenue generating activites, they are inconsistent in amount and frequency and are impacted by the timing and magnitude of our acquisitions. Further, they are not indicative of how we view our operating performance in the period incurred and in comparison to historical and prospective periods. For the three and twelve months ended December 31, 2006 and 2005, amortization of intangibles was allocated as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cost of revenues	$2,837	$—	$5,862	$—
Operating expenses	3,636	101	10,626	496

Total amortization of acquired intangible assets	$6,473	$101	$16,488	$496

(E) One-time expenses and write-offs. These amounts arise from severance due to acquisition related restructurings, duplicate and one-time integration costs, facility move costs, and the write-off of an asset that was deemed to be fully impaired as a result of our recent acquisition of CipherTrust. We exclude these expenses because we believe they are not reflective of how we view our operating performance in the period incurred, are not recurring in nature and are not meaningful in evaluating our operating performance in comparison to historical operating performance. For the three and twelve months ended December 31, 2006 and 2005, one-time expenses and write-offs were allocated as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Selling and marketing	—	—	$1,742	—
Research and development	—	—	180	—
General and administrative	—	—	653	—

Total one-time expenses and write-offs	$—	$—	$2,575	$—

(F) Litigation settlement. This amount represents the settlement of litigation brought by the landlord of our former Concord, CA office. We exclude this expense in our non-GAAP operating results because we believe it is not reflective of how we view our operating performance in the period incurred and is not recurring in nature.

(G) Non-cash tax expense. These amounts represent the impact from the utilization of purchased net operating loss carry forwards and an increase in the valuation allowance that has been established against our net deferred tax asset. We exclude these expenses because they are non-cash expenses that we believe are not reflective of how we view our operating performance.

(H) Common stock equivalents. Represents the common stock equivalents of stock options and restricted stock outstanding at the end of the reported period.

(I) Preferred stock as-if converted to common stock. Represents the as-if conversion of outstanding preferred shares to common shares at the end of the reported period.

(J) Non-GAAP net income per share. Excludes the impact of preferred stock accretion and a charge for the beneficial conversion of preferred stock.

Material Limitations Associated with Use of Non-GAAP Financial Measures

The non-GAAP financial measures provided in this press release may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non-GAAP measures are:

•

Items such as fair value adjustments to CipherTrust deferred revenue and VSOE adjustments to CipherTrust product revenue, do not generate additional cash and therefore should not be considered in analyzing cash flows.

•	Items such as one-time expenses and write-offs that are excluded from non-GAAP operating results can have a material impact on cash flows and earnings per share.

•

The adjustments for items such as stock-based compensation, amortization of acquired intangible assets, and tax impact of NOL utilization, though not directly affecting our cash position, do affect earnings per share.

•	Other companies may calculate these non-GAAP measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Compensation for Limitations Associated with Use of Non-GAAP Financial Measures

We compensate for the limitations on our use of non-GAAP financial measures by primarily relying on our GAAP results and using non-GAAP financial measures only supplementally. We also provide detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure within this press release and we encourage investors to carefully review those reconciliations.